Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

June 17, 2010	File No: 64065.000003

Board of Directors
New York Mortgage Trust, Inc.
52 Vanderbilt Avenue, Suite 403
New York, New York  10017

Registration Statement on Form S-8 ― New York Mortgage Trust, Inc. 2010 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”), as filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof pursuant to which the Company is registering an aggregate of 1,190,000 shares of common stock, par value $0.01 per share (the “Plan Shares”), under the Securities Act of 1933, as amended (the “Securities Act”), issuable by the Company pursuant to the Company’s 2010 Stock Incentive Plan (the “2010 Plan”).  This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined the following:

(a)	the Registration Statement;

(b)
the Articles of Amendment and Restatement of the Company, as amended (the “Charter”), as certified by the Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on May 18, 2010 and the Chief Executive Officer, President and Chief Financial Officer of the Company and the Vice President and Secretary of the Company (collectively, the “Certifying Officers”) on the date hereof;

(c)	the Bylaws of the Company, as amended, as certified by the Certifying Officers on the date hereof;

(d)
resolutions of the Board of Directors of the Company, dated March 15, 2010, relating to, among other things, the approval of the 2010 Plan, the due authorization of the Plan Shares and the preparation and filing of the Registration Statement, as certified by the Certifying Officers on the date hereof;

Board of Directors
New York Mortgage Trust, Inc.
June 17, 2010

(e)
resolutions of the Compensation Committee of the Board of Directors of the Company, dated March 15, 2010, relating to, among other things, the approval of the 2010 Plan, as certified by the Certifying Officers on the date hereof;

(f)
minutes of the 2010 Annual Meeting of Stockholders of the Company, dated May 11, 2010, relating to, among other things, the approval of the 2010 Plan, as certified by the Certifying Officers on the date hereof;

(g)	a certificate, dated June 15, 2010, from the SDAT as to the Company’s existence, due incorporation and good standing; and

(h)	the 2010 Plan.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).  As to factual matters, we have relied upon certificates of officers of the Company and upon certificates of public officials.

We do not purport to express an opinion on any laws other than the Maryland General Corporation Law.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that the Plan Shares have been duly authorized and, if and when issued in accordance with the terms of the 2010 Plan, and upon payment for the Plan Shares in accordance with award agreements duly authorized thereunder, assuming that at the times of any such issuances (i) the Plan Shares will not be issued in violation of any restriction or limitation contained in the Charter, as amended or supplemented, and (ii) the total number of shares of the Company’s common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under the Charter, the Plan Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  The opinions expressed in this letter speak only as of its date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP